Exhibit 21.1
SUBSIDIARIES OF DIONEX CORPORATION
     The following table sets forth the names of the subsidiaries of the Registrant, the state or other jurisdiction of incorporation or organization of each, and the names under which subsidiaries do business as of June 30, 2006.

State or other
	Jurisdiction of	Name under which
	incorporation or	subsidiary does
Name of Subsidiary	organization	business
Dionex (U.K.) Limited	England	Dionex (U.K.) Ltd.

Dionex GmbH Federal Republic of	Germany	Dionex GmbH

Dionex S.r.l.	Italy	Dionex S.r.l

Dionex S.A.	France	Dionex S.A.

Dionex(Europe)Management AG	Switzerland	Dionex European Management

Dionex Export Corporation	U.S. Virgin Islands	Dionex Export Corporation

Dionex Canada Ltd. /Ltee.	Canada	Dionex Canada Ltd./Ltee

Dionex Benelux B.V.	The Netherlands	Dionex Benelux B.V.

Nippon Dionex K.K.	Japan	Nippon Dionex K.K.

Dionex (Switzerland) AG	Switzerland	Dionex(Switzerland) AG

Dionex Austria GmbH	Austria	Dionex Austria GmbH

Dionex Softron GmbH	Germany	Dionex Softron GmbH

Dionex Holding GmbH	Germany	Dionex Holding GmbH

Dionex Denmark A/S	Denmark	Dionex Denmark A/S

Dionex China Ltd.	China	Dionex China Ltd.

Dionex Korea Ltd.	Korea	Dionex Korea Ltd.

Dionex Pty Ltd. (AU)	Australia	Dionex Pty Ltd.

Dionex Pty Ltd. (NZ)	New Zealand	Dionex Pty Ltd.

Dionex (India) Pvt. Ltd.	Mumbai, India	Dionex (India) Pvt. Ltd.